Exhibit 99.1

Contact:	Randy Giles
Chief Financial Officer
(301) 581-5687

Drew Asher
SVP, Corporate Finance
(301) 581-5717
COVENTRY HEALTH CARE ENTERS INTO NEW CREDIT FACILITY
BETHESDA, Md. (June 22, 2011) — Coventry Health Care, Inc. (NYSE: CVH) announced today that it has entered into a new $750 million five-year unsecured revolving credit facility which will be undrawn at issuance. All outstanding balances on the previous credit facility have been repaid from existing parent company cash.
Coventry Health Care (www.coventryhealthcare.com) is a diversified national managed healthcare company based in Bethesda, Maryland, operating health plans, insurance companies, network rental and workers’ compensation services companies. Coventry provides a full range of risk and fee-based managed care products and services to a broad cross section of individuals, employer and government-funded groups, government agencies, and other insurance carriers and administrators.